FOR IMMEDIATE RELEASE

CONTACT: Karen J. Thelen                                   Boston, Massachusetts
         Prospect Street Investment Management Co., Inc.   December 10, 1999
         (617) 742-3800

         Prospect Street High Income Portfolio Inc. (NYSE "PHY"), a diversified, closed-end management company (the "Fund"), announced today that it has reduced its monthly cash dividend on its common stock $.01 par value from $.105 to $.095 per share. This dividend of $.095 per share is payable on December 31, 1999 to holders of record at the close of business on December 21, 1999.

         Richard E. Omohundro, Jr., President of the Fund and President of Prospect Street Investment Co., Inc. (PSIM), the Fund's Adviser, stated that it remains the policy of the Fund to make distributions to common shareholders which, on an annual basis, do not exceed net investment income on a tax basis. Distributions on common stock are declared based on annual projections of the Fund's taxable net investment income. However, as a result of several factors, it is likely that the previous distribution rate of $.105 would exceed net investment income in the current fiscal year. These factors include generally prevailing adverse market conditions, attributable to higher interest rates, higher default rates and diminished liquidity in the high yield sector; and defaulted interest payments and related non-accrual of investment income with respect to several Fund portfolio investments. The Board of Directors will continue to monitor the Fund's dividend policy on a regular basis in the light of its current net investment income.

         On October 4, 1999, the Fund announced that PSIM had entered into an agreement to sell certain of its assets and goodwill relating to the management of the Fund to Highland Capital Management, L.P. ("Highland") of Dallas, Texas (the "Transaction"). Such Transaction is scheduled to close on January 21, 2000, following stockholder approval of a new advisory agreement with Highland and the election of new directors, both of which are anticipated to occur on December 17,


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1999. The Transaction is also subject to certain other conditions, including the refinancing by the Fund of its outstanding $50 million senior loan facility.


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